Exhibit (ii)

CERTIFICATE OF SECRETARY

I, Nicholas Di Lorenzo, Secretary of Eaton Vance Growth Trust; Eaton Vance Investment Trust; Eaton Vance Municipals Trust; Eaton Vance Municipals Trust II; Eaton Vance Mutual Funds Trust; Eaton Vance Series Fund, Inc.; Eaton Vance Series Trust; Eaton Vance Series Trust II; Eaton Vance Special Investment Trust; Eaton Vance Variable Trust; Eaton Vance Next Shares Trust; Eaton Vance Next Shares Trust II; Eaton Vance California Municipal Bond Fund; Eaton Vance California Municipal Income Trust; Eaton Vance Enhanced Equity Income Fund; Eaton Vance Enhanced Equity Income Fund II; Eaton Vance Floating-Rate Income Plus Fund; Eaton Vance Floating-Rate Income Trust; Eaton Vance Floating-Rate 2022 Target Term Trust; Eaton Vance High-Income 2022 Target Term Trust; Eaton Vance Limited Duration Income Fund; Eaton Vance Municipal Bond Fund; Eaton Vance Municipal Income 2028 Term Trust; Eaton Vance Municipal Income Trust; Eaton Vance National Municipal Opportunities Trust; Eaton Vance New York Municipal Bond Fund; Eaton Vance Risk-Managed Diversified Equity Income Fund; Eaton Vance Senior Floating-Rate Trust; Eaton Vance Senior Income Trust; Eaton Vance Short Duration Diversified Income Fund; Eaton Vance Tax-Advantaged Dividend Income Fund; Eaton Vance Tax-Advantaged Global Dividend Income Fund; Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund; Eaton Vance Tax-Managed Buy-Write Income Fund; Eaton Vance Tax-Managed Buy-Write Opportunities Fund; Eaton Vance Tax-Managed Buy-Write Strategy Fund; Eaton Vance Tax-Managed Diversified Equity Income Fund; Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund; and Eaton Vance Tax-Managed Global Diversified Equity Income Fund; 5-to-15 Year Laddered Municipal Bond Portfolio; Core Bond Portfolio; Emerging Markets Local Income Portfolio; Eaton Vance Floating Rate Portfolio; Global Income Builder Portfolio; Global Macro Absolute Return Advantage Portfolio; Global Macro Capital Opportunities Portfolio; Global Macro Portfolio; Global Opportunities Portfolio; Greater India Portfolio; High Income Opportunities Portfolio; International Income Portfolio; Senior Debt Portfolio; Stock Portfolio; Tax-Managed Growth Portfolio; Tax-Managed International Equity Portfolio; Tax-Managed Multi-Cap Growth Portfolio; Tax-Managed Small-Cap Portfolio; and Tax-Managed Value Portfolio (individually, the “Fund” and collectively, the “Funds”), do hereby certify that the following are a true and correct copy of the resolutions duly adopted by the Board of Trustees (the “Board”) of the Funds at a meeting of the Board held on August 30, 2022, and that such resolutions have not been amended, modified or rescinded and remain in full force and effect:

RESOLVED:	That after due consideration of all relevant factors, including, but not limited to, the value of the aggregate assets of each Fund to which any covered person may have access, the type and terms of the arrangements made with each Fund’s custodian for the custody and safekeeping of such assets, and the nature of the securities held by each Fund, it is determined that the form and amount of the $73,000,000 ICI Mutual Insurance Company Bond (the “Bond”) are reasonable and are approved;

FURTHER
RESOLVED:	That after due consideration of all relevant factors, including, but not limited to, the number of the other parties named as insureds under said Bond, the nature of the business activities of such other parties, the amount of said Bond, the amount of the premium for said Bond, the ratable allocation of the premiums among all parties named as insureds, and the extent to which the share of the premium allocated to each Fund is less than the premium the Fund would have had to pay if it had provided and maintained a single insured bond, it is determined that the portion of the premium on said Bond to be paid by the Fund is approved;

FURTHER
RESOLVED:	That the Chief Compliance Officer, Treasurer and any Assistant Treasurer are designated as officers of each Fund to make any filings and give any notices required by such Fund by Rule 17g-1 under the Investment Company Act of 1940;

IN WITNESS WHEREOF, I have hereunto signed by name.

Dated: April 6, 2023

/s/ Nicholas Di Lorenzo

Nicholas Di Lorenzo, Secretary